Exhibit 99.1

Press Release:

BioLargo Letter to Stockholders Highlights the Impact of its Innovative Technology Assets

Westminster, CA – April 1, 2019 – BioLargo, Inc. (OTCQB:BLGO), developer of sustainable science and technologies and a full-service environmental engineering company, today released a “Letter to Stockholders” to accompany BioLargo’s 2018 Annual Report which was filed on March 29, 2019 (BioLargo’s SEC filings found here).

The full letter is posted on the company’s blog here.

In the letter, BioLargo president Dennis Calvert discusses the importance of the company’s work, the massive opportunities ahead, and why he thinks success is inevitable. Calvert explains, “As you read through this letter, we believe you will agree that the positives of our business far outweigh the negatives and that we are well-positioned to grow our company now and in the future.”

About BioLargo, Inc.

BioLargo, Inc. is an innovative technology developer and environmental engineering company driven by a mission to "make life better" by delivering robust, sustainable solutions for a broad range of industries and applications, with a focus on clean water, clean air, and advanced wound care. We develop and commercialize disruptive technologies by providing the capital, support, and expertise to expedite them from "cradle" to "maturity" (www.biolargo.com). Our engineering division features experienced professional engineers dedicated to integrity, reliability, and environmental stewardship (www.biolargoengineering.com). Our industrial odor control division, Odor-No-More (www.odornomore.com) features CupriDyne Clean Industrial Odor Eliminator (www.cupridyne.com), which eliminates the odor-causing compounds and VOCs rather than masking them, and is now winning over leading companies in the solid waste handling and wastewater industries and other industries that contend with malodors and VOCs. Our subsidiary BioLargo Water (www.biolargowater.ca) develops the Advanced Oxidation System "AOS," a disruptive industrial water treatment technology designed to eliminate waterborne pathogens and recalcitrant contaminants with better energy-efficiency and lower operational costs than incumbent technologies. Our subsidiary Clyra Medical (www.clyramedical.com) features effective and gentle solutions for chronic infected wounds to promote infection control and regenerative tissue therapy.

Contact Information

Dennis Calvert President and CEO BioLargo, Inc. 949-643-9540 x2

Safe Harbor Act

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.